Exhibit 99.2

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ASSET PURCHASE AGREEMENT

by and between

EQUITY RESOURCE PARTNERS, LLC,

EQUITY RESOURCE HOLDINGS, LLC,

and

THE VERMONT TEDDY BEAR CO., INC.

Dated as of August 29, 2003

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TABLE OF CONTENTS

Page

ARTICLE I DEFINED TERMS 1

1.1 Definitions 1

1.2 Interpretation 6

ARTICLE II CONTEMPLATED TRANSACTIONS 7

2.1 Purchase of Assets 7

2.2 Excluded Assets 7

2.3 Assumption of Liabilities 8

2.4 Procedures for Non-Transferable Assets 9

2.5 Telephone Listing and Telephone Numbers 9

ARTICLE III DEPOSIT; PURCHASE PRICE; SALES TAXES 9

3.1 Deposit 9

3.2 Purchase Price 9

3.3 Sales Taxes 10

ARTICLE IV CLOSING; EFFECTIVE TIME 10

4.1 Closing 10

4.2 Closing Date 10

4.3 Effective Time 10

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE SELLER 11

5.1 Organization; Qualification 11

5.2 Authority 11

5.3 Consents and Approvals; No Violations 11

5.4 Financial Statements 12

5.5 Undisclosed Liabilities 12

5.6 Absence of Certain Changes 12

5.7 Certain Contracts and Arrangements 12

5.8 Litigation 13

5.9 Compliance with Applicable Laws 13

5.10 Employee Matters 13

5.11 Employee Benefit Plans 13

5.12 Tax Matters 14

5.13 Title; Condition of Assets 14

5.14 Real Property 14

5.15 Intellectual Property 15

5.16 Environmental Matters 15

5.17 Accounts Receivable 16

5.18 Inventories 16

5.19 Insurance Policies 16

5.20 Permits and Licenses 16

5.21 Books and Records 16

5.22 Compliance with Securities Laws 17

5.23 Accredited Investor 17

5.24 Brokers and Finders 17

5.25 No Defaults 17

5.26 Health Insurance Premiums 17

5.27 Sales and Use Taxes 17

5.28 No Claims in Bankruptcy 17

5.29 Disclaimer of Additional Warranties 17

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE PURCHASER 18

6.1 Organization 18

6.2 Authority 18

6.3 Shares 18

6.4 Capitalization 18

6.5 Consents and Approvals 18

6.6 Legal Compliance 19

6.7 Litigation 19

6.8 Brokers and Finders 19

6.9 No Knowledge of Breach 19

ARTICLE VII COVENANTS OF THE PARTIES 19

7.1 Conduct of Business 19

7.2 Access to Information 20

7.3 Employees, Consultants and Employee Benefits 20

7.4 Filings 21

7.5 Consummation of Agreement 21

7.6 Confidentiality; Public Statements 22

7.7 Notice of Events 22

7.8 Post-Closing Access 22

7.9 Accounts Receivable 22

7.10 Allocation of Purchase Price 23

7.11 Customer Lists 23

7.12 Non-Solicitation of Employees 23

7.13 Transfer of Trade Name, Trademarks 23

ARTICLE VIII CLOSING CONDITIONS 23

8.1 Mutual Conditions 23

8.2 Conditions to the Obligations of the Seller 24

8.3 Conditions to the Obligations of the Purchaser 25

ARTICLE IX SURVIVAL OF REPRESENTATIONS, LETTER OF INTENT;

INDEMNIFICATION 26

9.1 Survival of Representations; Letter of Intent 26

9.2 Seller's Agreement to Indemnify 26

9.3 Purchaser's Agreement to Indemnify 27

9.4 Remedies 28

ARTICLE X TERMINATION 28

10.1 Termination 28

10.2 Procedure and Effect of Termination or Failure to Close 29

ARTICLE XI MISCELLANEOUS PROVISIONS 29

11.1 Expenses 29

11.2 Further Assurances 29

11.3 Amendment and Modification 29

11.4 Waiver of Compliance; Consents 30

11.5 Notices 30

11.6 Assignment 30

11.7 Governing Law 31

11.8 Counterparts 31

11.9 Severability 31

11.10 Parties in Interest 31

11.11 Bulk Sales 31

11.12 Entire Agreement 31

SCHEDULES

Schedule 2.2 Excluded Assets

Schedule 2.3(a) Assumed Liabilities

Schedule 2.5 Telephone Numbers

Schedule 3.2(b) Purchase Price Adjustment

Schedule 5.3 Required Consents

Schedule 5.4(a) Financial Statements

Schedule 5.4(b) Certain Financial Information (Accounts Receivable, Prepaid Expenses and Accounts Payable)

Schedule 5.7 Certain Contracts and Arrangements (Assumed Contracts and Excluded Contracts)

Schedule 5.8 Litigation

Schedule 5.10 Employees

Schedule 5.11 Employee Benefit Plans

Schedule 5.14 Leased Real Property

Schedule 5.15 Intellectual Property

Schedule 5.19 Insurance

Schedule 5.20 Licenses and Permits

EXHIBITS

Exhibit A Bill of Sale

Exhibit B Assignment and Assumption Agreement

Exhibit C Amended Certificate of Incorporation of Purchaser (establishing Series D Convertible

Redeemable Preferred Stock)

Exhibit D Stock Rights and Restrictions Agreement (Series D Convertible Redeemable Preferred)

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, dated as of August 29, 2003 (this "Agreement"), is by and between EQUITY RESOURCE PARTNERS, LLC, a Delaware limited liability company and EQUITY RESOURCE HOLDINGS, LLC, a Delaware limited liability company (collectively, the "Seller"), and THE VERMONT TEDDY BEAR CO., INC., a New York corporation (the "Purchaser");

W I T N E S S E T H :

WHEREAS, the Seller is engaged in a business, consisting primarily of, catalog and online direct-from-grower sales of flowers and related goods, generally known as "Calyx & Corolla" (the "Business"); and

WHEREAS, the Seller now wishes to sell, and the Purchaser wishes to purchase, the assets and operations of the Business, on the terms and conditions of this Agreement; and

WHEREAS, the Seller and Purchaser entered into that certain nonbinding Letter of Intent dated August 12, 2003 (the "Letter of Intent"), and now desire to finalize the terms and conditions of the transaction;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINED TERMS

1.1 Definitions. As used in this Agreement, the following terms have the following meanings:

"Accounts Payable" means any and all amounts due and owing by the Seller in the operations of the Business in the nature of accounts payable, as such term is understood under GAAP, including any such amounts described for the Business in the Financial Statements consistent with the historical practice of the Business, and any accrued taxes for periods subsequent to the last date through which returns were required to be filed by the Seller prior to the Closing Date. The foregoing notwithstanding, the "Accounts Payable" shall not include (for purposes of the Assumed Liabilities, the calculation of Net Working Capital, or otherwise) the Seller's liabilities for unapplied credits, rental deposit and deferred taxes.

"Accounts Receivable" means any and all amounts due and owing to the Seller or any Seller Affiliate from the operations of the Business, as the term "accounts receivable" is understood under GAAP, including any such amounts described for the Business in the Financial Statements as accounts receivable, notes receivable, trade receivables, employee advances, and/or charge card receivables, whether or not represented by promissory notes and including all rights to payment for goods sold or leased or services rendered, whether billed or unbilled. The foregoing notwithstanding, the "Accounts Receivable" shall not include (for purposes of the definition of "Assets", the calculation of Net Working Capital, or otherwise) the Excluded Assets listed on Schedule 2.2.

"Accrued Compensation" means salary, payroll taxes and 401(k) contributions accrued as of the Closing Date for the payroll period which includes the Closing Date and not for any prior payroll period and vacation accrued as of the Closing Date as listed on Schedule 2.3(a). The foregoing notwithstanding, "Accrued Compensation" shall not include any incentive or deferred compensation including without limitation bonuses.

"Accrued Expenses" means any and all expenses of the Seller accrued in the operations of the Business in accordance with GAAP but not paid as of the date of determination thereof.. To the extent that any liability is included in Accounts Payable or Accrued Compensation, such liability shall not also be counted as an Accrued Expense.

"Affiliate" means, with reference to a Person, any Person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with the specified Person. For purposes of this definition, "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

"Assets" has the meaning given to it in Section 2.1.

"Assignment and Assumption Agreement" means the Assignment and Assumption Agreement in substantially the form of Exhibit B annexed hereto, to be executed and delivered by the Seller and the Purchaser to evidence the assignment and assumption of the Assumed Liabilities as of the Effective Time.

"Assumed Contracts" has the meaning given to it by Section 5.7.

"Assumed Liabilities" has the meaning given to it in Section 2.3(a).

"Bill of Sale" means the Bill of Sale in substantially the form of Exhibit A annexed hereto, to be executed and delivered by the Seller to evidence the transfer and assignment of the Assets as of the Effective Time.

"Business" has the meaning given to it in the first "whereas" clause of this Agreement.

"Business Day" means a day other than a Saturday, Sunday or day on which commercial banks in New York, New York are generally closed for business.

"Closing" has the meaning given to it in Section 4.1.

"Closing Date" has the meaning given to it in Section 4.2.

"Code" means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, together with the regulations thereunder, in each case as in effect from time to time.

"Contract" means any legally binding obligation or agreement of the Business, whether or not reduced to writing, and specifically including any client or customer agreement, lease of real or personal property (including automobile, vehicle and other equipment leases), license and other instrument, but not including Permits.

"Effective Time" has the meaning given to it in Section 4.3.

"Employee" or "Employees" means all persons employed by the Seller in the Business, including individuals employed on a full time, part-time or temporary basis.

"Environmental Laws" means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.S. subsection 9601, et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C .S. subsection 11001, et seq.; the Resource Conservation and Recovery Act, 42 U.S.C.S. subsection ss.ss. 6901, et seq.; the Toxic Substances Control Act, 15 U.S.C.S. subsection 26019 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C.S. subsection 136, et seq.; the Clean Air Act, 42 U.S.C.S. subsection 7401 et seq.; the Clean Water Act (Federal Water Pollution Control Act), 33 U.S.C.S subsection 1251 et seq.; the Safe Drinking Water Act, 42 U.S.C.S. subsection 300f, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C.S. subsection 1801, et seq.; as any of the above statutes have been amended as of the date hereof, all rules and regulations promulgated pursuant to any of the above statutes, and any other foreign, federal, state or local law, statute, ordinance, rule or regulation governing environmental matters, as the same have been amended as of the date hereof.

"ERISA" means the Employment Retirement Income Security Act of 1974, as amended, and any successor statute thereto, together with the regulations thereunder, in each case as in effect from time to time.

"Excluded Assets" has the meaning given to it in Section 2.2.

"Excluded Contracts" has the meaning given to it in Section 5.7.

"Excluded Liabilities" has the meaning given to it in Section 2.3(b).

"Financial Statements" means the unaudited statement of income of the Seller for the fiscal year ended June 30, 2003, and the unaudited balance sheet of the Seller as of June 30, 2003.

"Fixed Assets" means, collectively, all machinery, equipment, leasehold improvements, furniture and furnishings, fixtures, computers, vehicles, tools, parts, accessions and other fixed assets owned by the Seller or any Seller Affiliate, physically located at any of the Locations or otherwise, utilized primarily in the Business.

"GAAP" or "generally accepted accounting principles" means generally accepted accounting principles as recognized by the American Institute of Certified Public Accountants, as in effect from time to time, consistently applied and maintained on a consistent basis for the Seller throughout the periods indicated.

"Governmental Authority" means any nation, province, state or political subdivision thereof, and any agency, natural person or other entity exercising executive, legislative, regulatory or administrative functions of or pertaining to government.

"Hazardous Material" means any substance or material meeting any one or more of the following criteria: (a) it is or contains a substance designated as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law; (b) its presence at some quantity requires investigation, notification or remediation under any Environmental Law; or (c) it contains, without limiting the foregoing, asbestos, polychlorinated biphenyls, petroleum hydrocarbons, petroleum derived substances or waste, crude oil or any fraction thereof, nuclear fuel, natural gas or synthetic gas.

"Interim Financial Statements" means the unaudited statements of income of the Seller for the one-month period ended July 31, 2003, and the unaudited balance sheet of the Seller as of July 31, 2003.

"Inventory" means all inventories of the Seller used or usable in the Business, including catalogs, wrapping materials, packing materials and supplies as determined in accordance with GAAP. To the extent that any inventories of the Business are held by any Seller Affiliate, such inventories shall nonetheless be included in the Assets to be transferred at the Closing and in the calculation of Net Working Capital.

"Intellectual Property" means all patents, copyrights, trademarks, service marks, trade secrets, know-how, inventions, designs, formulas, databases and data contained within any databases, and computer software programs owned or licensed by the Seller or any Seller Affiliate and used in the Business, and any and all applications and/or registrations for any of the foregoing, including all rights to the tradename "Calyx & Corolla" and any variant thereof, the Page Digital System and the other Intellectual Property described on Schedule 5.15.

"Knowledge" and "know" means (a) when referring to the knowledge of the Seller, the actual knowledge of Andy Williams (as President and Chief Executive Officer of the Seller), Darren Sylvia (as Chief Financial Officer of the Seller), and Beverly Bishop (as Executive Vice President and Chief Operating Officer of the Seller), after reasonable inquiry of the appropriate Employees, and (b) when referring to the knowledge of the Purchaser, the actual knowledge of Elisabeth Robert, as President and Chief Executive Officer of Purchaser.

"Leased Real Property" means the real properties described on Schedule 5.14.

"Leases" means the leases for the Leased Real Property, as currently in effect.

"Liabilities" means all liabilities or obligations of any nature whatsoever, whether absolute or contingent, due or to become due, accrued or unaccrued, known or unknown, direct or consequential or otherwise, including but not limited to indebtedness for money borrowed, obligations under Contracts, accounts payable, liabilities imposed by law and/or Governmental Authorities, and obligations to remit sales, use and other taxes as and when due.

"Lien" means any mortgage, claim, lien, security interest, pledge, escrow, charge, right of way, easement or other similar encumbrance.

"Location" means any physical location of the Business, including 185 Berry Street, San Francisco, California, and 1655 27th Street, Suite 2, Vero Beach, Florida.

"Material Adverse Effect" means any change or effect (a) that would be materially adverse to the condition (financial or otherwise), business, assets, operations or results of operation of the Business, taken as a whole, excluding changes and effects resulting from general economic and industry conditions not specific to the Seller, or (b) that would materially impair the ability of the Seller to consummate the transactions contemplated by this Agreement or perform its obligations under the Transaction Agreements.

"Net Working Capital" means, as of the Effective Time, the difference (whether positive or negative), of (a) the sum (excluding any Excluded Assets) of all Accounts Receivable (net of a reserve for doubtful accounts in an amount consistent with the historical practice of the Business), Inventory (net of a reserve for obsolete or slow-moving items in an amount consistent with the historical practice of the Business) and Prepaid Expenses, minus (b) the sum (excluding, in each case, Excluded Liabilities) of all Accounts Payable, Accrued Compensation, and gift certificates and unredeemed credits as determined in a manner consistent with the historical practice of the Business.

"Permits" means all licenses, permits, authorizations, registrations, certificates of occupancy, franchises and approvals of any nature issued by any Governmental Authority to the Seller in respect of the Business, or otherwise obtained by the Seller for the Business from any Governmental Authority. To the extent that the Business currently operates under any license, permit, authorization, registration or approval held in the name of any Seller Affiliate, same shall nonetheless be deemed included within the definition of "Permits" hereunder.

"Permitted Liens" means any of the following Liens: (a) Liens in favor of carriers, warehousemen, mechanics, landlords and materialmen and other similar Persons that are incurred in the ordinary course of the Business for sums not yet due and payable; (b) Liens for current Taxes incurred in the ordinary course of the Business that are not delinquent or remain payable without any penalty or are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are maintained; (c) rights reserved to any Governmental Authority to regulate the affected property; (d) as to any leased assets or properties, rights of the lessors thereof; and (e) Liens incurred or deposits made in the ordinary course of the Business in connection with workers' compensation and other types of social security, unemployment insurance, or old age pension programs mandated under applicable laws or regulations.

"Person" means a corporation, a company, a limited liability company, an association, a joint venture, a partnership, a limited partnership, an organization, a business, an individual, a trust, a Governmental Authority or any other legal entity.

"Plan" means any employee pension, retirement, profit-sharing, bonus, incentive, deferred compensation, severance, stock option, employee stock ownership, hospitalization, medical, dental, insurance, or similar employee benefit plan, whether arrived at through collective bargaining or otherwise, providing employee benefits (including but not limited to any "employee benefit plan" as that term is defined in Section 3(3) of ERISA, any employee benefit plan that is a "cafeteria plan" as described in Section 125 of the Code or any employee welfare plan) currently maintained or previously maintained by, sponsored in whole or in part by, or contributed to by the Seller, for the benefit of employees or retirees of the Business, dependents and spouses of employees or retirees of the Business, independent contractors of the Business, or other beneficiaries related to the Business.

"Prepaid Expenses" means any and all prepaid expenses of the Business, as the term "prepaid expenses" is understood under GAAP, including prepaid catalog costs determined in a manner consistent with the historical practice of the Business.

"Preferred Shares Documents" shall mean the Certificates for the Preferred Shares, the Amended and Restated Certificate of Incorporation of Purchaser and the Stock Rights and Restrictions Agreement attached as Exhibits D and E, respectively.

"Purchase Price" means the aggregate net amount paid by the Purchaser to the Seller in accordance with Section 3.2.

"Purchase Price Adjustment" has the meaning given to it in Section 3.2 of this Agreement.

"Purchaser" has the meaning given to it in the preamble of this Agreement.

"Purchaser Claims" has the meaning given to it in Section 9.2(c).

"Purchaser Damages" has the meaning given to it in Section 9.2(a).

"Purchaser Indemnitees" has the meaning given to it in Section 9.2(a).

"Seller" has the meaning given to it in the preamble of this Agreement.

"Seller Affiliate" means any Affiliate of Seller.

"Seller Damages" has the meaning given to it in Section 9.3.

"Seller Indemnitees" has the meaning given to it in Section 9.3.

"Tax Return" means any report, return or other information required to be supplied to or filed with a taxing authority in connection with Taxes.

"Taxes" means any taxes, assessments, duties, fees, levies, imposts, or other governmental charges of any nature whatsoever imposed by any Governmental Authority and any liabilities with respect thereto, including any penalties, additions to tax, fines or interest thereon.

"Termination Date" has the meaning given to it in Section 10.1(d).

"Transaction Agreements" means this Agreement, , the Bill of Sale, the Assignment and Assumption Agreement, the Preferred Shares Documents and any and all other agreements, instruments and other documents effecting the conveyance, assignment and/or assumption of Assets and/or Assumed Liabilities hereunder and the payment of the Purchase Price.

1.2 Interpretation. The following provisions shall govern the interpretation of this Agreement:

(a) The words "herein" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, subsection, Exhibit or Schedule; references to this Agreement include the Exhibits and Schedules to this Agreement; and, unless the context requires otherwise, references to Exhibits and Schedules refer to the Exhibits and Schedules to this Agreement.

(b) Headings or captions are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

(c) Words importing the singular number only shall include the plural and vice versa and words importing the masculine gender shall include the feminine and neuter genders and vice versa and words importing individuals shall include Persons and vice versa.

(d) The calculation of time within which or following which any act is to be done or step is to be taken pursuant to this Agreement excludes the date which is the reference day in calculating such period.

(e) Performance on holidays is not required hereunder. Whenever anything is required to be done or any action is required to be taken hereunder on or by a day which is not a Business Day, then such thing may be validly done and such action may be validly taken on or by the next succeeding day that is a Business

Day.

(f) The term "including" shall be deemed to mean "including without limitation."

(g) Except as specifically provided otherwise in this Agreement, all accounting terms used herein that are not specifically defined shall have the meanings customarily given them in accordance with GAAP.

(h) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

ARTICLE II

CONTEMPLATED TRANSACTIONS

2.1 Purchase of Assets. At the Closing, upon and subject to the terms and conditions of this Agreement, the Seller shall sell to the Purchaser, and the Purchaser shall purchase from the Seller, all of the Seller's right, title and interest, as of the Effective Time, in and to all assets, rights and properties of the Business, together with all additions made thereto and excluding all dispositions thereof after the date hereof made in the ordinary course of business, in each case excluding the Excluded Assets (such purchased assets are referred to herein as the "Assets"), as further described below:

(a) all Accounts Receivable of the Business;

(b) all Inventory;

(c) all Fixed Assets;

(d) all Permits that are transferable under applicable law;

(e) all Intellectual Property (including all rights to sue for infringement thereof or otherwise to enforce same, and all royalties which may be receivable in respect thereof), and the domain name(s) for any website(s) utilized exclusively in the Business;

(f) all of the Seller's books, files, records, documents, data, plans, proposals and all other recorded knowledge, whether in written, electronic, visual or other form, to the extent related to the Business;

(g) all Prepaid Expenses of the Business (other than rights to unearned insurance premiums), including but not limited to any prepaid rent;

(h) the Business as a going concern and all of the goodwill associated with the Business, and all other assets, properties, business and rights used in the conduct of the Business and not otherwise excluded from the Assets hereunder; and

(i) the Page Digital System, including all hardware and software, applications and systems, and all transferable licenses, warranties and other rights of the Seller related thereto.

2.2 Excluded Assets. The Assets shall not include any of the following assets, rights and properties of the Seller as of the Effective Time (the "Excluded Assets"), all of which shall be retained by the Seller:

(a) any cash, marketable securities, short-term investments of cash, and other cash equivalents;

(b) any and all deferred taxes, rights to tax refunds, net operating loss carryovers, and refunds of unearned insurance premiums;

(c) any and all Plans, and any related trust or assets thereof;

(d) the rights of the Seller under this Agreement and the other Transaction Agreements;

(e) rights in or with respect to all insurance policies (other than claims relating to Assumed Liabilities or to casualty losses affecting the Assets);

(f) all assets, rights and properties of the Seller that relate to its corporate governance and administration, including the Seller's corporate minute books, corporate seal and stockholder records;

  all of the Seller's tax records and tax returns; and

(h) the assets, rights and properties listed on Schedule 2.2.

2.3 Assumption of Liabilities.

(a) Assumed Liabilities. On the Closing Date, the Purchaser shall assume, and shall thereafter timely pay and perform, the following obligations and liabilities of the Seller existing as of the Effective Time (the "Assumed Liabilities"):

(i) the liabilities for Accounts Payable of the Business existing as of the Effective Time;

(ii) the "Unearned Income - Flower Plans" liability for prepaid orders (including the obligation to fulfill pending customer orders) of the Business;

(iii) the obligations accruing after the Effective Time under any Assumed Contracts ;

(iv) gift certificates and unredeemed credits; and

(v) Accrued Compensation for Employees as of the Closing Date,

to the extent such liabilities (other than obligations described in Section 2.3(a)(iii)) are considered in the calculation of Net Working Capital as of the Effective Time for purposes of Section 3.1.

(b) No Other Assumed Liabilities. Except as set forth in Section 2.3(a) above or as otherwise expressly provided herein, the Purchaser shall not assume or become liable for (and hereby expressly disclaims any undertaking in respect of) the payment or performance of any Liabilities of the Seller (or any predecessor of the Seller), whether in connection with the Business or the Assets or otherwise, of whatever nature, whether known or unknown, contingent or otherwise, and whether presently in existence or arising hereafter (collectively, the "Excluded Liabilities"), including but not limited to the following, to the extent not assumed under Section 2.3(a): (i) indebtedness for money borrowed, notes payable or long-term debt, or the current portion thereof (ii) income taxes, sales taxes, use taxes, payroll taxes, withholding taxes, franchise taxes, and other taxes or governmental assessments, (iii) claims, litigation, liabilities or obligations arising out of or relating to the operations of the Seller prior to the Effective Time, or otherwise in connection with any actual or threatened or future action with respect to any events, actions, occurrences, omissions, circumstances or conditions relating to the Seller occurring or existing on or prior to the Effective Time (and whether asserted prior to, on or after the Effective Time), other than actions based on the Purchaser's failure to pay or perform any of the Assumed Liabilities, (iv) liabilities or obligations of any kind in respect of any past or present stockholders, directors, officers, employees, Affiliates or consultants of the Seller, whether under any contract or agreement, pursuant to any pension plan or employee benefit or welfare plan, or otherwise, (v) liabilities or obligations relating to recapture of any depreciation deduction or investment tax credit of the Seller; (vi) any subordinated notes or other amounts due to members or Affiliates of Seller; (vii) any liabilities under Contracts or Leases except Assumed Contracts; (viii) any contingent liabilities or other liabilities not disclosed in the financial statements provided to Purchaser; (ix) all of the Seller's rights under the Leases, any employment agreements and any Contracts not expressly assumed under the terms of this Agreement; (x) Accrued Expenses; (xi) Accounts Payable in excess of that set forth on Schedule 3.2 (b); and (xii) amounts payable in accordance with outstanding checks issued by Seller as payor.

2.4 Procedures for Non-Transferable Assets. If any Contracts to be included among the Assets are not assignable or transferable either by virtue of the provisions thereof or under applicable law without the consent of some other party or parties, the Purchaser and the Seller shall use reasonable commercial efforts to obtain such consents prior to the Closing Date. If any such consents cannot be obtained, the parties intend that the Purchaser nevertheless receive the economic benefits of, and perform the obligations under, such Contracts as if such Contracts had been assigned to the Purchaser. Accordingly, if permitted under any such Contracts, the Seller agrees to subcontract such Contracts to the Purchaser at the price specified in each such Contract without any additional mark-up and on the same terms and conditions, and the Purchaser shall be responsible for performing the services under such Contract and for the costs associated with the performance of such Contracts, and the Purchaser shall be entitled to and shall receive all the revenues from such Contracts. If subcontracting any such Contract is not permitted, the Seller and the Purchaser shall cooperate with one another in any reasonable arrangement designed to give to the Purchaser the benefits of and obligations under such Contract. In any event, the Seller's obligations and liabilities under any such Assumed Contracts shall be considered Assumed Liabilities for the purpose of this Agreement.

2.5 Telephone Listings and Telephone Numbers. From and after the Closing Date, the Seller shall cooperate with and assist the Purchaser in all reasonable respects to cause the applicable telephone service providers to transfer to the Purchaser and to the Purchaser's account all telephone listings, telephone numbers and telephone accounts of the Business as set forth in Schedule 2.5 annexed hereto, provided that the Seller makes no representation or warranty as to the transferability of such items (all of which may be asserted, by the applicable service providers, to be the property of such service providers and, as such, transferable only at the discretion of such service providers).

ARTICLE III

DEPOSIT; PURCHASE PRICE; SALES TAXES

    Deposit. The Purchaser has delivered to the Seller, simultaneously with execution of the Letter of

Intent, a deposit in the form of immediately available funds in the amount of $200,000, which shall be applied to the Purchaser's account in accordance with the terms of the Letter of Intent.

3.2 Purchase Price.

(a) In consideration of the transfer to the Purchaser of the Assets, the Purchaser shall, on the Closing Date, pay to the Seller the sum of $3,800,000, subject to the Purchase Price Adjustment set forth in Section 3.2(b), as follows: (a), by wire transfer of immediately available funds to such account as shall have been designated by the Seller for such purpose prior to the Closing, an amount equal to $1,200,000, and (b) $2,600,000 in the form of the issuance by Purchaser of up to 260 shares of Series D Convertible Redeemable Preferred Stock (the "Preferred Shares") with the rights, privileges and preferences set forth in the Amended Certificate of Incorporation of Purchaser in substantially the form annexed hereto as Exhibit D. The Preferred Shares shall be subject to and have the benefit of the provisions of the Stock Rights and Restrictions Agreement in substantially the form annexed hereto as Exhibit E. The amount of the deposit pursuant to Section 3.1 shall be credited to the Purchaser's obligations under this Section 3.2(a). Such payments shall be in addition to the Purchaser's assumption of the Assumed Liabilities.

(b) The Purchase Price shall be decreased as set forth on Schedule 3.2(b) by an amount calculated by subtracting $1,200,000 from the sum of (i) Seller's Net Working Capital deficit (expressed as a positive number) and (ii) 50% of the Seller's aggregate Unearned Flower Plan liabilities as set forth on Schedule 3.2(b) determined as of the Effective Time for financial statement purposes in a manner consistent with the historical practice of the Business. This Purchase Price Adjustment shall be applied first to the Preferred Shares and then to the cash portion of the Purchase Price.

(c) During the sixty (60) day period following the Closing Date, the Purchaser may review and contest the Seller's calculation of the Net Working Capital utilized in the determination of the payment pursuant to Section 3.2(a), which verification procedures shall include a physical inventory as of the Effective Time to be conducted by the Purchaser, which the Seller shall have the right to observe. To the extent that the Purchaser has any net disagreement with the Seller's calculation of Net Working Capital, the Purchaser shall give written notice thereof to the Seller within sixty (60) days after the Closing Date, which notice shall specify in reasonable detail the nature of the disagreement and the basis and supporting evidence for the Purchaser's position with respect to the disputed item(s). The parties shall attempt in good faith to resolve any disagreement for a period of thirty (30) days following the date of the Purchaser's notice. If the parties are unable to resolve such disagreement within such period, the parties shall submit the disputed item(s) to a recognized accounting firm, not then or in the prior two (2) years engaged by either party or any of its Affiliates (the "Arbitrator"), whose decision with respect to the disputed item(s) shall be final and binding. The Arbitrator shall be directed to render its decision with respect to the disputed item(s) within fifteen (15) days after same are submitted to the Arbitrator (or as promptly thereafter as practicable), and the Seller and the Purchaser shall each promptly provide all information and documents in their possession that the Arbitrator deems necessary in order to make its decision with respect to the disputed item(s). The fees and expenses of the Arbitrator shall be borne equally by the Seller and the Purchaser. Within five (5) business days after the parties' receipt of the Arbitrator's determination, any required payment indicated in the Arbitrator's determination shall be made, in immediately available funds, by the party required to make such payment to the party entitled to receive such payment.

3.3 Sales Taxes. Any and all sales or use taxes assessable in respect of the transactions contemplated by this Agreement shall be payable by the Purchaser, and the Purchaser shall remit to the appropriate taxing authority any and all such sales or use taxes as and when same may be payable. Nothing herein contained shall be deemed to acknowledge whether or to what extent any sales or use taxes may be payable in respect of any of the transactions contemplated by this Agreement.

ARTICLE IV

CLOSING; EFFECTIVE TIME

4.1 Closing. The closing of the transactions contemplated herein (the "Closing") shall take place on the Closing Date by overnight delivery and/or facsimile transmission to the appropriate parties of the applicable documents, or at such location or in such other manner as the Purchaser and the Seller may mutually agree. At the Closing, the parties will execute and deliver all documents and instruments of conveyance and assumption necessary or appropriate to effect the transactions contemplated herein.

4.2 Closing Date. The Closing of the transactions contemplated herein shall occur at 9:00 a.m. Eastern Standard time on August 29, 2003 (the date of the Closing is referred to herein as the "Closing Date"). The parties agree to use reasonable commercial efforts to cause the Closing to occur on such Closing Date.

4.3 Effective Time. The effective time of the transfer of the Assets and assumption of the Assumed Liabilities shall be deemed to be the close of business of the Business on the Closing Date (the "Effective Time").

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to the Purchaser as follows:

    Organization; Qualification.
  Equity Resource Partners, LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified and in good standing to do business as a foreign corporation in Florida, California, and all states where the conduct of its business would require such qualification (except where the failure to be so qualified would not have a Material Adverse Effect), and has all requisite power and authority to own, lease and operate its assets and to carry on its business as presently conducted. Equity Resource Partners, LLC is a wholly owned subsidiary of Equity Resource Holdings, LLC.
  Equity Resource Holdings, LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified and in good standing in all states where the conduct of its business would require such qualification (except where the failure to be so qualified would not have a Material Adverse Effect), and has all requisite power and authority to own membership interest in its wholly owned subsidiary, Equity Resource Partners, LLC.

5.2 Authority. Seller has the full power and authority to execute and deliver the Transaction Agreements and to consummate the transactions contemplated thereby. The execution and delivery by Seller of the Transaction Agreements and the consummation of the transactions contemplated thereby have been duly and validly authorized and approved by all necessary corporate action on behalf of Seller and no other corporate proceedings are necessary on the part of Seller to authorize the Transaction Agreements or the consummation of the transactions contemplated thereby. This Agreement has been duly and validly executed and delivered by Seller, and at the Closing the other Transaction Agreements will be duly and validly executed by Seller. Assuming the Transaction Agreements constitute or will constitute legal, valid and binding agreements of the Purchaser, this Agreement and the other Transaction Agreements constitute or, upon execution, will constitute legal, valid and binding agreements of Seller, enforceable against Seller in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity.

5.3 Consents and Approvals; No Violations.

(a) The execution, delivery and performance of the Transaction Agreements by Seller and the compliance by Seller with the terms thereof will not, except as set forth on Schedule 5.3: (i) conflict with any provision of the articles of organization or operating agreement of Seller; (ii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any material Contract to which Seller is a party, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained; (iii) violate any statute, law, rule, regulation, judgment, order, writ, injunction or decree of any Governmental Authority; or (iv) result in the creation or imposition of any Lien on any Asset of the Seller being purchased hereunder by the Purchaser.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority or by any other Person, is required by or with respect to Seller in connection with the execution and delivery of the Transaction Agreements by Seller or the consummation of the transactions contemplated thereby.

5.4 Financial Statements.

(a) True and complete copies of the Financial Statements and the Interim Financial Statements are annexed hereto as Schedule 5.4(a). Subject to the qualifications disclosed on Schedule 5.4(a), the Financial Statements and the Interim Financial Statements fairly present, in all material respects, the results of operations and financial position of Seller for the periods and as of the dates set forth therein. The Financial Statements and Interim Financial Statements have been prepared from the books and records of the Seller (which accurately and consistently reflect, in all material respects, all transactions of the Business) in accordance with GAAP (subject to normal non-material audit adjustments and the absence of footnote disclosures).

(b) Annexed hereto as Schedule 5.4(b) is a true and correct list and aging of the Accounts Receivable and Accounts Payable as of July 31, 2003, and details regarding the major items of Prepaid Expenses .

5.5 Undisclosed Liabilities. Except as specifically disclosed in the Schedules to this Agreement, the Seller does not have any Liabilities with respect to the Assets or the Business, except (a) Liabilities of the types and in the amounts reflected in the Interim Financial Statements, (b) Liabilities incurred in the ordinary course of business after July 31, 2003, or that are not required by GAAP to be reflected on the Interim Financial Statements as of the date thereof, and (c) liabilities and obligations that do not and will not, individually or in the aggregate, have a Material Adverse Effect.

5.6 Absence of Certain Changes. Since August 12, 2003, the Seller has not: (a) conducted the Business other than in the ordinary course consistent with past practices, with all reasonable efforts made consistent with past practices to preserve the goodwill of the Business and the Seller's relationships with the customers and suppliers and to keep available the services of its Employees; (b) entered into any Contract, assumed any Liability or otherwise conducted the Business other than in the ordinary course of business consistent with past practice; (c) suffered any Material Adverse Effect, other than changes relating to the industry in general and not specifically relating to the Seller; (d) suffered any damage, destruction or loss, whether covered by insurance or not, which has had or would reasonably be expected to have a Material Adverse Effect; (e) altered in any material respect the practices of the Business with respect to payment of Accounts Payable, collection of Accounts Receivable or receiving prepayments for future goods or services; or (f) done any act or incurred any event that would be or cause a violation of the Seller's covenants and agreements set forth in Section 7.1 below were such act undertaken or event incurred at any time after the date hereof but prior to the Closing Date.

5.7 Certain Contracts and Arrangements. All Contracts existing as of the date hereof are either (a) listed on Schedule 5.7, (b) Contracts for the purchase or sale of goods or services entered into in the ordinary course of business and not involving a financial obligation in excess of $10,000, or (c) licenses for the use of off-the-shelf computer software. Seller has provided to Purchaser true and complete copies of all Contracts listed on Schedule 5.7. The Purchaser shall assume, in an Assignment and Assumption Agreement to be executed at Closing, the following contracts (the "Assumed Contracts"): (a) those contracts identified as Assumed Contracts on Schedule 5.7, (b) Contracts for the purchase or sale of goods or services entered into in the ordinary course of business and not involving a financial obligation in excess of $10,000, or (c) licenses for the use of off-the-shelf computer software. Seller has provided to Purchaser true and complete copies of all Contracts listed on Schedule 5.7. Any Contract not assumed by Purchaser shall be referred to as an "Excluded Contract, including those identified as an Excluded Contract on Schedule 5.7. Each Assumed Contract, is a legal, valid, and binding obligation of the Seller and, to the knowledge of the Seller, the other party or parties to Assumed Contract; and each Assumed Contract is, to the Seller's knowledge, in full force and effect. The Seller has not received any written notice of any announced changes in the policies and practices of any customers or suppliers that has had or would reasonably be expected to have a Material Adverse Effect. The Seller is not in breach or default under any Assumed Contract and, to the knowledge of the Seller, no other party to any Assumed Contract is in breach or default in any respect thereunder, except, in either case, any such breaches that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Each Assumed Contract will, upon the Closing, remain legal, valid, binding and in full force and effect in accordance with its terms, subject to any required consents which the parties may elect to waive. No Assumed Contract has been assigned or transferred in whole or in part, or materially amended, modified, impaired or subcontracted in any manner.

5.8 Litigation. Except as disclosed on Schedule 5.8, there are no claims, actions, suits, investigations or proceedings pending or, to the knowledge of the Seller, threatened against the Seller or any of the Assets, or in respect of the transactions contemplated by this Agreement, before any Governmental Authority, court, or arbitration tribunal.

5.9 Compliance with Applicable Laws. The Seller is in substantial compliance with all applicable laws, rules and regulations relating to ownership, leasing and operating of the Assets and carrying on the Business. The Seller has not received any written notice of default or violation relating to the Business, nor is the Seller in default or violation, with respect to any judgment, order, writ, injunction, decree, demand or assessment issued by any Governmental Authority, court or arbitration tribunal with respect to the Business; and the Seller has not been charged or, to the knowledge of the Seller, is under investigation with respect to, any violation of any applicable law, rule or regulation relating to the ownership or operation of any of the Assets or the Business.

5.10 Employee Matters. The Seller is not a party to any collective bargaining agreement applicable to the Business, nor has the Seller recognized or received a demand for recognition of any collective bargaining representative with respect to any Employees of the Business, and since February 28, 2001, there have been no material labor strikes, disputes or work stoppages in the Business, and, to the knowledge of the Seller, no such actions are threatened against the Business. No union is now certified or has claimed in writing the right to be certified as a collective bargaining agent to represent any employees of the Business, and, to the knowledge of the Seller, there are no organizational activities pending or threatened relating to any Employees of the Business. Except for any employment agreements disclosed to Purchaser, the Seller is not party to or bound by any employment agreement with respect to any employees of the Business. There are no unfair labor practice claims or charges pending or, to the knowledge of the Seller, threatened against the Seller with respect to the Business, and the Seller has not received any written notice, complaint or grievance relating to any actual or alleged violation of any law, regulation or order relating to collective bargaining rights of employees, equal opportunity in employment, sexual harassment in the workplace, or employee health, safety, welfare, or wages and hours in the Business. A true and complete list of all Employees of the Business, including current annual compensation or hourly salary rate and job designation, is attached as Schedule 5.10.

5.11 Employee Benefit Plans.

(a) Schedule 5.11 contains a complete list of all Plans. True and complete copies of all Plans, including any trust instruments and insurance contracts, if any, forming a part thereof, and all amendments thereto, have been delivered or made available to the Purchaser. Except as required by statute or governmental regulation, the Seller has no liability (fixed or contingent) for, or made any undertakings with respect to, health or medical benefits to any former Employee of the Business. In addition, the most recent summary plan description, each determination letter issued by the Internal Revenue Service to any Plan intended to be qualified under Section 401(a) of the Code, and the Form 5500 with all related schedules filed for the prior two years with respect to each Plan, as applicable, has been provided to the Purchaser.

(b) The Seller has not incurred (nor has any event occurred that could result in the Seller's incurrence of) any liability in connection with any existing or previously existing Plan that could become, on or after the Closing Date, an obligation or liability (whether primary or secondary) of the Purchaser.

(c) The Seller does not participate in or contribute to, nor has the Seller at any time participated in or contributed to, any multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA.

(d) The Seller does not have any commitment to any Employee of the Business to provide any post-retirement welfare benefit, whether or not under any Plan, other than liability for coverage mandated under applicable law, including continued medical coverage required under Section 4980B of the Code, the premiums for which are borne by such Employee or former Employee.

(e) None of the Employees of the Business will be entitled to an accelerated payment or immediate vesting (other than any vesting resulting from the termination of a qualified retirement plan), including parachute payments described under Section 280G of the Code, under any Plan or agreement as a result of or arising out of this Agreement or the consummation of the transactions contemplated hereby.

(f) No act or failure to act has affected the qualified status of the Seller's 401(k) Plan and its Trust since their adoption, and none of the transactions contemplated by this Agreement, including the provisions of Section 7.3(e) below, will adversely affect their qualified status.

5.12 Tax Matters. The Seller has timely filed with the appropriate Governmental Authority all Tax Returns and reports required to be filed by it with respect to the Business. All such Tax Returns are correct and complete in all material respects. The Seller has timely paid all Taxes (whether or not shown on any Tax Return) due to any taxing authority with respect to the Business for all periods prior to the date hereof. There are no tax Liens on any assets of the Business, except for Permitted Liens. There are no disputes or claims pending or, to the knowledge of the Seller, threatened against the Seller for past due Taxes relating to the Business.

5.13 Title; Condition of Assets. The Seller owns and has good and marketable title to all of the Assets, free and clear of all Liens except Permitted Liens and Liens to be released in connection with the Closing. All Assets and facilities of the Business are in good operating condition and repair (reasonable wear and tear excepted) and are adequate for their use in the Business as presently conducted.

5.14 Real Property.

(a) The Seller does not own any real property. The real property described on Schedule 5.14 constitutes all of the real property leased by the Seller as lessee or sublessee and occupied in connection with the operation of the Business. Seller has provided to Purchaser true and complete copies of the Leases (provided that the Seller's use of its warehouse space is pursuant to an unwritten month-to-month arrangement). Except for the Seller's sublease of a portion of the premises at 185 Berry Street, San Francisco, California (pursuant to the sublease agreement as provided to the Purchaser), Seller is not a sublessor with respect to any real property.

(b) To the knowledge of the Seller, no condemnation of the Leased Real Property has occurred, is pending or, is threatened. To the knowledge of the Seller, the conduct of the Business by the Seller at the Leased Real Property complies in all material respects with all applicable legal requirements relating to the Leased Real Property, including requirements under the applicable zoning ordinances, building code requirements and any requirements under applicable private restrictions.

5.15 Intellectual Property. Schedule 5.15 lists all material items of the Intellectual Property and the Intellectual Property is sufficient for the conduct of Seller's business as presently conducted. Seller has the right to use all its Intellectual Property as presently used and to convey the Intellectual Property to Purchaser without violation of any right of any third party or any applicable law, regulation or privacy policy. Purchaser's use of the Intellectual Property following the Closing will not infringe any intellectual property or other right of any third party or any applicable law, regulation or privacy policy. Any agreement by which Seller is the licensee of any Intellectual Property is in full force and effect, not the subject of any encumbrance or any breach by any party to that agreement and is assignable to Purchaser without the prior consent of any party. No trademark, trade name, service mark, logotype, copyright, patent, trade secret or other Intellectual Property used by the Seller in the Business is the subject of any pending or, to the knowledge of Seller, threatened infringement action, or action seeking to deny, modify or revoke any registration or application therefor or renewal thereof, and, to the knowledge of the Seller, no other Person is currently infringing upon any of the Intellectual Property. Seller is entitled to use all designs, processes, licenses and all other Intellectual Property used by it, and the Seller has not granted to any third party any right, title or interest in or to any such Intellectual Property. The employee handbook of Seller provides that all employees are obligated to assign to Seller all their ownership interest in any patentable or unpatentable inventions or developments, trade secrets and copyrightable works created in the course of their employment. Seller has listed all inventions, patentable or otherwise, of which Seller is aware, that are used by Seller in its business ("Seller Inventions"), on Schedule 5.15 and, except as disclosed on Schedule 5.15, Seller has obtained assignments of all rights, title and interest in and to any Seller Inventions.

5.16 Environmental Matters.

(a) The Seller has never generated, used, handled, treated, released, stored or disposed of any Hazardous Materials on or about the Leased Real Property, except in substantial compliance with all applicable Environmental Laws; and to the knowledge of the Seller, no other Person has ever engaged in any such activity on or about the Leased Real Property.

(b) The Seller's historical and present operation of the Business is in substantial compliance with all applicable Environmental Laws.

(c) There are no material pending or, to the knowledge of the Seller, threatened, demands, claims or notices of noncompliance or violation against or to the Business relating to an Environmental Law; and, to the knowledge of the Seller, there are no conditions or occurrences on the Leased Real Property that would reasonably be expected to lead to any such demands, claims or notices against or to the Seller.

(d) To the knowledge of the Seller, there are no underground storage tanks located at the Leased Real Property. To the knowledge of the Seller, any storage tanks (whether underground or above ground) previously located at the Leased Real Property were at all times maintained, sealed and/or disposed of in accordance with all applicable Environmental Laws.

(e) (i) To the knowledge of the Seller, the Seller has not, in the Business, sent or disposed of, otherwise had taken or transported, arranged for the taking or disposal of (on behalf of itself, a customer or any other party) or in any other manner participated or been involved in the taking of or disposal or release of a Hazardous Material to or at a site that is contaminated by any Hazardous Material or that, pursuant to any Environmental Law, (A) has been placed on the "National Priorities List", the "CERCLIS" list, or any similar state or federal list, or (B) is subject to or the source of a claim, an administrative order or other request to take "removal", "remedial", "corrective" or any other "response" action, as defined in any Environmental Law, or to pay for the costs of any such action at the site; (ii) the Seller is not involved in (and has no basis to reasonably expect to be involved in) any suit or proceeding and has not received (and has no basis to reasonably expect to receive) any notice, request for information or other communication from any Governmental Authority or other third party with respect to a release or threatened release of any Hazardous Material or a violation or alleged violation of any Environmental Law in the Business, and has not received (and has no basis to reasonably expect to receive) notice of any claims from any Person relating to property damage or to personal injuries from exposure to any Hazardous Material in the Business; and (iii) the Seller has, in respect of the Business, timely filed every report required to be filed, acquired all necessary certificates, approvals and Permits, and generated and maintained all required data, documentation and records under all Environmental Laws, except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.17 Accounts Receivable.

(a) To the extent not already collected, all accounts receivable shown on Schedule 5.4(b), and all accounts receivable thereafter created or acquired by the Seller prior to the Closing Date (the "Accounts"), have arisen or will arise in the ordinary course of the Business, and, to the extent not already collected, represent and will represent amounts owed to the Seller by account debtors in respect of goods, products or services provided to such account debtors by the Seller, subject to the reserve utilized in the calculation of Net Working Capital and subject to customary adjustments which may be effected with customers in the ordinary course of business (which adjustments are not and will not be, in the aggregate, material to the financial condition and business of the Seller taken as a whole).

(b) The Seller has no knowledge of any asserted counterclaims or set-offs in respect of any of such Accounts, or any state of facts, events or occurrences which would impair the collection of such Accounts in the ordinary course of business, subject to the reserve utilized in the calculation of Net Working Capital and subject to customary adjustments which may be effected with customers in the ordinary course of business (which adjustments are not and will not be, in the aggregate, material to the financial condition and business of the Seller taken as a whole).

5.18 Inventories. All inventories which are owned by the Seller and reflected in Schedule 5.4(b) have been valued at the lower of cost or market, based on the first in/first out method of accounting, and all items of obsolete or slow-moving inventory have been written down to net realizable or scrap value. Except as otherwise disclosed in Schedule 5.4(b) annexed hereto or reflected in the reserve utilized in the calculation of Net Working Capital, such inventories, in the aggregate, consist, and at the Closing Date will consist, of items which are of a quality and quantity which are useable in the ordinary course of the Seller's business. The Seller is not aware of any government or governmental agency approvals required to be obtained in respect of such inventories, and to the Seller's knowledge, all of such inventories have been manufactured in accordance with and comply in all material respects with all applicable laws and regulations.

5.19 Insurance Policies. Schedule 5.19 annexed hereto contains a true and correct schedule of all insurance coverages held by the Seller concerning its business and properties, including the names of insurers, policy limits and deductibles.

5.20 Permits and Licenses. Schedule 5.20 annexed hereto contains a true and complete list of all Permits of the Business, which, to the Seller's knowledge, constitute all required Permits necessary in order to operate the Business in the manner presently conducted (except where the failure to hold any Permit would not reasonably be expected to have a Material Adverse Effect). No representation or warranty is made with respect to the assignability or transferability of any of such Permits.

5.21 Books and Records. All the books and records of the Business have been maintained in the ordinary course of the Business consistent with the Seller's past practices and fairly reflect all material transactions of the Business.

5.22 Compliance with Securities Laws. Seller represents to the Purchaser that Seller is purchasing the Preferred Shares for its own account, for investment only and not with a view to, or any present intention of, effecting a distribution of such securities or any part thereof except pursuant to a registration or an available exemption under applicable law. Seller acknowledges that the Preferred Shares have not been registered under the Securities Act or the securities laws of any state or other jurisdiction and cannot be disposed of unless they are subsequently registered under the Securities Act and any applicable state laws or an exemption from such registration is available. Seller acknowledges that it has had an opportunity to conduct due diligence and to ask questions of the Purchaser's management.

5.23 Accredited Investor. Seller represents and warrants to Purchaser that it is an "accredited investor" as the term is defined in Rule 501(a) of Regulation D, promulgated under the Securities Act.

5.24 Brokers and Finders. No broker, finder or other Person is entitled to any brokerage fees, commissions or finder's fees in connection with the transactions contemplated hereby by reason of any action taken or commitment made by the Seller or any of its Affiliates, other than Tully & Holland, whose fee is due in cash at Closing.

5.25 No Defaults. Seller represents and warrants to Purchaser that there presently are no defaults of payment or performance under any of the Assumed Contracts, with the exception of defaults for which the full outstanding sum is included in the Seller's Accounts Payable calculations.

5.26 Health Insurance Premiums. Seller represents and warrants to Purchaser that all health insurance premiums have been paid for the Employees through August 31, 2003.

5.27 Sales and Use Taxes. Seller represents and warrants to Purchaser that Seller has properly collected or withheld and remitted all sales taxes due with respect to sales occurring prior to the Closing, and has properly collected or withheld and remitted all use taxes required to be collected, withheld or remitted prior to the Closing.

5.28 No Claims in Bankruptcy. Seller acquired substantially all of the assets of the Business pursuant to that certain Asset Purchase Agreement dated as of February 16, 2001 by and between Gerald Stevens, Inc., its wholly owned subsidiary, Calyx & Corolla, Inc., a California corporation (the "Predecessor Company"), and the Seller. Following the closing of such transactions, Gerald Stevens, Inc. and certain of its subsidiaries, including without limitation the Predecessor Company, filed for Chapter 11 bankruptcy protection (the "GSI Bankruptcy Proceeding") in the U.S. Bankruptcy Court for the Southern District of Florida. Seller represents and warrants to Purchaser that there are no claims by the bankruptcy estate created under the GSI Bankruptcy Proceeding against Seller pending or, to the knowledge of the Seller, threatened against Seller or any of the Assets, nor do the circumstances whereby Seller acquired such assets give rise to such a claim.

5.29 Disclaimer of Additional Warranties. Except as expressly set forth in this Agreement, or any of the certificates or instruments delivered pursuant to the terms hereof, the Seller makes no representations or warranties, express or implied, at law or in equity, including any representation or warranty as to the quality of the Assets, or any part thereof, the condition thereof or fitness thereof for any purpose, or the absence of any defects therein, whether latent or patent.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller as follows:

6.1 Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and is authorized to do business in the State of Vermont. The Purchaser has delivered to the Seller a true and correct copy of its Certificate of Incorporation as amended to the date of this Agreement.

6.2 Authority. The Purchaser has the full power and authority to execute the Transaction Agreements and to consummate the transactions contemplated thereby. The execution and delivery of the Transaction Agreements and the consummation of the transactions contemplated thereby have been duly and validly authorized and approved by all necessary action on behalf of the Purchaser, and no other proceedings are necessary on the part of the Purchaser to authorize the Transaction Agreements or the consummation of the transactions contemplated thereby. This Agreement has been duly and validly executed and delivered by the Purchaser, and at the Closing the other Transaction Agreements will be duly and validly executed by the Purchaser. Assuming this Agreement and the other Transaction Agreements constitute or will constitute legal, valid and binding agreements of the Seller, this Agreement and the other Transaction Agreements constitute or will constitute, upon execution, legal, valid and binding agreements of the Purchaser, enforceable against the Purchaser in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity.

6.3 Shares. The Preferred Shares to be issued have been duly authorized for such issuance pursuant to this Agreement and, when issued and delivered by Purchaser in accordance with this Agreement, will be validly issued, fully paid and nonassessable, and free and clear of all Liens. The issuance of the Preferred Shares under this Agreement is not subject to any preemptive rights.

6.4 Capitalization. The authorized capital of Purchaser consists of (i) 90 shares of Series A Preferred Stock, 90 of which are issued and outstanding, (ii) 375,000 shares of Series B Convertible Preferred Stock, none of which are outstanding, (iii) 110 shares of Series C Convertible Redeemable Preferred Stock, 18.3 shares of which are outstanding, (iv) upon the filing of the Amended and Restated Certificate of Incorporation required by this Agreement, 260 shares of Series D Convertible Redeemable Preferred Stock, 250 shares of which shall be issued hereunder, (v) 624,540 shares of undesignated preferred stock, none of which is issued or outstanding, and (vi) 20,000,000 shares of Common Stock, of which (a) 4,861,234 shares were outstanding at June 30, 2003, (b) 2,400,000 shares were reserved for issuance under Purchaser's Incentive Stock Option Plan and Non-Employee Director Stock Option Plan at June 30, 2003 (under which plans options to acquire an aggregate of 974,805 shares of Common Stock remained outstanding at June 30, 2003), (c) warrants to purchase an aggregate of 193,111 shares of Purchaser Common Stock were outstanding at June 30, 2003, (d) 174,311 shares were reserved for issuance upon conversion of Series C Convertible Redeemable Preferred Stock, and (e) 708,215 shares were reserved for issuance upon conversion of Series D Convertible Redeemable Preferred Stock. All of the issued and outstanding shares of Purchaser Common Stock are duly authorized, validly issued, fully paid and nonassessable.

6.5 Consents and Approvals.

(a) The execution, delivery and performance of the Transaction Agreements by the Purchaser and the Purchaser's compliance with the terms thereof will not (i) conflict with any provision of the Certificate of Formation or other governing document(s) of the Purchaser, (ii) conflict with, constitute a breach of, or result in a default (whether upon notice or lapse of time or both) under any of the terms, conditions or provisions of any agreement, instrument, commitment or obligation to which the Purchaser is a party or by which any of its assets is bound, or (iii) violate any statute, law, rule, regulation, order, writ, injunction or decree of any Governmental Authority, but excluding from the foregoing clause (iii) such defaults, impositions and violations that, in the aggregate, could not reasonably be expected to impair the Purchaser's ability to perform its obligations under this Agreement.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority or by any other Person, is required by or with respect to the Purchaser in connection with the execution and delivery of this Agreement by the Purchaser or the consummation of the transactions contemplated hereby.

6.6 Legal Compliance. The Purchaser is in compliance in all material respects with all statutes, laws, rules, regulations and ordinances applicable to the Purchaser and its business.

6.7 Litigation. There are no legal, administrative, arbitration or other proceedings or governmental investigations pending or, to the knowledge of the Purchaser, threatened against the Purchaser that could reasonably be expected to impair the Purchaser's ability to perform its obligations under this Agreement.

6.8 Brokers and Finders. No broker, finder or other Person is entitled to any brokerage fees, commissions or finder's fees in connection with the transactions contemplated hereby by reason of any action taken or commitment made by the Purchaser or any of its member owners or any of their respective Affiliates.

6.9 No Knowledge of Breach. The Purchaser has no knowledge, on the date hereof, that Seller is in breach of any of its representations or warranties made in Article V above.

ARTICLE VII

COVENANTS OF THE PARTIES

7.1 Conduct of Business. During the period from the date of this Agreement to the Closing Date, the Seller will conduct the Business only in the ordinary course and in a manner consistent with prior practice and Seller will use its best efforts to preserve its business organization intact and to preserve its present relationships with referral sources, clients, customers, suppliers and others having business relationships with it. Without limiting the generality of the foregoing, prior to the Closing Date, without the prior written consent of the Purchaser, the Seller will not:

(a) amend its articles of organization or operating agreement in any manner that would adversely affect the Seller's ability to comply with its obligations under this Agreement;

(b) grant to any employee or consultant of the Business any bonus or any increase in fees, compensation, benefits or perquisites, except in each case in the ordinary course of business;

(c) cancel any indebtedness owing to the Seller or waive any claims or rights of material value, in each case relating to the Business;

(d) make any change in any method of accounting or accounting practice or policy, except as may be required by GAAP;

(e) fail to maintain the books and accounts of the Business in the usual and regular manner;

(f) sell, lease, license or otherwise dispose of, or agree to sell, lease, license or otherwise dispose of, any assets of the Business other than in the ordinary course of business;

(g) take any action that would make any of the representations or warranties of the Seller contained in this Agreement untrue or incorrect or would be reasonably likely to result in any of the conditions set forth in this Agreement not being satisfied;

(h) enter into, cancel or modify any Contract or create, incur or undertake or assume any Liability, other than in the ordinary course of business consistent with past practices;

(i) make any change in the senior management personnel of the Business;

(j) except pursuant to commitments in effect on the date hereof and disclosed in the Schedules to this Agreement, or any emergency replacements of capital assets which may be required in the Business, make any capital expenditures or commitments (whether by means of purchase, lease or otherwise) or any operating lease commitments for the Business;

(k) create or grant any Liens on any of the assets of the Business, other than Permitted Liens; or

(l) agree or commit, whether in writing or otherwise, to do any of the foregoing.

7.2. Access to Information.

(a) From the date of the Letter of Intent to the Closing Date, the Seller will (i) give the Purchaser and its authorized representatives full and free access during normal business hours to the facilities, assets, personnel, operations, Contracts, accountants, auditors, counsel, books and records of the Business, and (ii) cause its officers or other appropriate officials to furnish the Purchaser with such financial and operating data and all other information with respect to the Business as the Purchaser may from time to time reasonably request; provided, however, that any such investigation by the Purchaser shall be conducted at the sole cost and expense of the Purchaser and in such a manner as not to interfere unreasonably with the normal conduct of the Business.

(b) After the Closing, each of the Purchaser and the Seller will use reasonable commercial efforts to furnish the other and its authorized representatives such financial and operating data and other information with respect to the Business as each may from time to time reasonably request in connection with tax matters, litigation or other disputes, or otherwise. In the event that, at any time and from time to time after the Closing, the Purchaser shall propose to dispose of or destroy any of the books and records included in the Assets, the Purchaser shall first provide the Seller with a reasonable opportunity to take possession of such books and records at the Seller's expense.

7.3 Employees, Consultants and Employee Benefits.

(a) On the Closing Date, the Purchaser shall offer employment, as of the Effective Time, on an at will basis to each Employee employed at Seller's Vero Beach location as of the Closing Date, initially at the Employee's existing employment location and at wages and salaries that are substantially equivalent, in the aggregate, to the wages and salaries currently being paid by the Seller to such Employee. The Purchaser will have no obligation to continue the employment of any Employee Except to the extent included in the calculation of Accounts Payable and/or Accrued Compensation as of the Effective Time, Seller shall not be responsible for the payment of any compensation to Employees of the Business; medical plan withholding; federal and state withholding; workers' compensation insurance premium payments and claims; medical plan claims; accrued vacation, sick time or paid time off; health, disability, benefit and retirement plan contributions and claims related to fiduciary management of such plans (including 401(k), Keough and pension plans); unemployment compensation claims, unemployment tax payments and withholding; any and all employment related claims arising from acts or omissions occurring prior to the Effective Time (including claims under the workers' compensation laws, ERISA, and any equal opportunity or human rights acts and any other state, federal or common law claim); and any fines or administrative expenses assessed thereunder for acts or omissions occurring prior to the Effective Time.

(b) Following the Closing Date, the Seller shall, in accordance with its obligations under the Comprehensive Omnibus Budget Reconciliation Act ("COBRA"), notify each Employee of the continued availability of health insurance benefits to such Employee through the Purchaser's group health plans (subject to the Employee's payment of applicable premiums thereunder), and will permit all electing Employees to maintain continued coverage thereunder as and to the extent and subject to the conditions provided in COBRA.

7.4 Filings.

(a) Subject to the terms and conditions of this Agreement, each party will use reasonable commercial efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement by the Closing Date.

(b) In furtherance and not in limitation of the covenants of the parties contained in Section 7.4(a), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any applicable law or regulation, each of the Purchaser and the Seller shall cooperate in all respects with each other and use reasonable commercial efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 7.4 shall limit a party's right to terminate this Agreement pursuant to Section 10.1(d) or 10.1(e) so long as such party has complied in all respects with its obligations under this Section 7.4.

(c) If any objections are asserted with respect to the transactions contemplated hereby under any applicable law or regulation or if any suit is instituted by any Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of any applicable law or regulation, each of the Purchaser and the Seller shall use reasonable commercial efforts to resolve any such objections or challenges as such Governmental Authority or private party may have to such transactions under such law or regulation so as to permit consummation of the transactions contemplated by this Agreement.

7.5 Consummation of Agreement. Each of the Seller and the Purchaser shall use reasonable commercial efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the transactions contemplated hereby shall be consummated. The Seller shall use commercially reasonable efforts (but without requirement of incurring any material obligations or costs or making any material expenditure) to obtain all consents required by the Seller or in the Business for the consummation of the transactions contemplated by this Agreement. Neither the Seller nor the Purchaser shall take any action or fail to take any commercially reasonable action if such action or failure could reasonably be expected to cause the representations of the other party contained in this Agreement to become false. Except for events that are the subject of specific provisions of this Agreement, if any event shall occur, either within or outside the control of the Purchaser or the Seller, that would materially delay or prevent fulfillment of the conditions upon the obligations of any party hereto to consummate the transactions contemplated by this Agreement, the Purchaser and the Seller will use their respective best, diligent and good faith efforts to cure or minimize the same as expeditiously as possible.

7.6 Confidentiality; Public Statements.

(a) The Purchaser shall hold, and cause its consultants, advisors and financing sources to hold, in strict confidence all documents and information concerning the Seller furnished to the Purchaser in connection with the transactions contemplated by this Agreement; provided, however, that the Purchaser may disclose any document or information (i) that is already public knowledge prior to such disclosure, or (ii) to the extent that, in the reasonable opinion of the Purchaser's legal counsel, such disclosure is required by law or is necessary in order to conform to the requirements of any applicable security laws and regulations, including the rules of any securities exchange, but in either case only after the disclosing party has given prior written notice of the disclosure, and the purpose therefore, to the other party, to the extent reasonably possible.

(b) The Purchaser and the Seller shall consult with each other before issuing any press release or otherwise making any public statements with respect to the sale of the Assets or the Business hereunder and shall not issue any such press release or make any such public statement that is not approved by the other party, which approval shall not be unreasonably withheld or delayed, except as may be required by law or court order, in which case the Purchaser and the Seller will make reasonable efforts to consult with each other prior to the issuance of such press release or the making of such public statement.

(c ) If the transaction described in this Agreement is not consummated, the Purchaser and the Seller shall use their best efforts to prevent any officer, director, member, manager, employee or agent from making any disclosures to third parties or otherwise making use of any business and financial information concerning each party acquired in connection with the negotiation of the transaction contemplated by this Agreement, without the prior written approval of the other party.

7.7 Notice of Events.

(a) The Purchaser will promptly, and in no event later than three (3) Business Days after obtaining knowledge thereof, give oral and written notice to the Seller of (i) any material default or breach by the Purchaser with respect to any of the Purchaser's representations and warranties in this Agreement or the due and timely performance of any of the Purchaser's covenants and agreements contained in this Agreement, or (ii) any other matter that has impaired materially, or might reasonably be expected to impair materially, the Purchaser's ability to perform its obligations under this Agreement.

(b) The Seller will promptly, and in no event later than three (3) Business Days after obtaining knowledge thereof, give oral and written notice to the Purchaser of (i) any material default or breach by the Seller with respect to any of the Seller's representations and warranties in this Agreement or the due and timely performance of any of the Seller's covenants and agreements contained in this Agreement, or (ii) any matter that has resulted in, or might reasonably be expected to result in, a Material Adverse Effect.

7.8 Post-Closing Access. The Seller shall permit the Purchaser access to any records held by the Seller (to the extent not a part of the Assets) relating to the Business for such reasonable purposes and at such reasonable times as may be required by the Purchaser from time to time for a period of five years after the Closing.

7.9 Accounts Receivable. From and after the Closing, in the event and to the extent that the Seller receives payment of any of the Accounts Receivable included in the Assets, the Seller shall promptly remit same to the Purchaser in the form received (subject to any necessary endorsement), and pending such delivery, the Seller shall be deemed to hold same in trust for the benefit of the Purchaser.

7.10 Allocation of Purchase Price. The Purchaser and the Seller shall use reasonable commercial efforts to agree on a reasonable and fair allocation of the Purchase Price among the Assets, which shall value Accounts Receivable and Inventory at their net book values as of the Effective Time, shall value Fixed Assets at their estimated fair market values as of the Effective Time, and shall allocate the remainder of the Purchase Price to intangibles and goodwill. The Purchaser and the Seller agree that each party shall report the transactions contemplated by this Agreement for income tax purposes in accordance with the agreed-upon allocation of the Purchase Price, pursuant to Section 1060 of the Code and the regulations thereunder, and agree not to take, in any filing with or accompanying any Tax Return reporting any part of the transaction undertaken herein, a position inconsistent with such allocations; provided, however, that if the Purchaser and the Seller are unable in good faith to reach an agreement with respect to the allocation of the Purchase Price consistent with the foregoing, each such party may allocate the Purchase Price among the Assets as it deems appropriate but generally consistent with the foregoing.

7.11 Customer Lists. From the date of this Agreement, the Seller shall not, and shall not permit any of its Affiliates to, utilize or disclose, to the detriment of the Purchaser, any of the customer lists related exclusively or primarily to the Business.

7.12 Non-Solicitation of Employees. For a period of one (1) year from and after the Closing Date, neither Seller nor any of its Affiliates (on the one hand) nor the Purchaser nor any of its Affiliates (on the other hand) shall solicit or encourage any employee of the other party to terminate his or her employment relationship with the other party, except, in any case, with the prior written consent of the party then employing the subject individual. This Section 7.13 shall not be deemed violated by reason of any general industry solicitation or advertising. Each party shall advise any headhunter or other agent employed or retained by such party of the requirements of this Section 7.13.

7.13 Transfer of Tradename, Trademarks. At the Closing Seller shall deliver to Purchaser fully executed terminations of its registration of the tradename "Calyx & Corolla" for filing in each state in which such tradename is registered by Seller, and documentation reasonably requested Purchaser to accomplish the transfer to Purchaser of all of the Intellectual Property.

ARTICLE VIII

CLOSING CONDITIONS

8.1 Mutual Conditions. The respective obligations of each of the parties to this Agreement to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

(a) No party to this Agreement shall be subject on the Closing Date to any order, decree or injunction of a court of competent jurisdiction that enjoins or prohibits the consummation of this Agreement and no Governmental Authority shall have instituted a suit or proceeding that is then pending that seeks to enjoin or prohibit the transactions contemplated hereby. Any party who is subject to any such order, decree or injunction or the subject of any such suit or proceeding shall take any steps within that party's control to cause any such order, decree or injunction to be modified so as to permit the Closing and to cause any such suit or proceeding to be dismissed.

(b) No federal, state, local or foreign, if any, law, statute, regulation, code, ordinance or decree shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Authority of competent jurisdiction shall be in effect, having the effect of making the transactions contemplated herein illegal or otherwise prohibiting consummation of the transactions contemplated herein; provided, however, that the provisions of this Section 8.1(b) shall not relieve a party of its obligations to effect the transactions contemplated by this Agreement if such party's failure to fulfill its obligations pursuant to Section 7.4 shall have been the cause of, or shall have resulted in, such order or injunction.

(c) The Closing of the transactions contemplated by this Agreement shall be in compliance with all applicable state and federal laws, including all laws that would render the transactions contemplated by this Agreement void or voidable.

8.2 Conditions to the Obligations of the Seller. The obligations of the Seller to effect the transactions contemplated hereby shall be subject further to the fulfillment of the following conditions, any one or more of which may be waived by the Seller in its sole and absolute discretion:

(a) All representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing Date as though made as of such date, except as otherwise contemplated by this Agreement. The Purchaser shall have performed and complied in all material respects with all its covenants and agreements contained in this Agreement required to be performed and complied with by it at or prior to the Closing. The Seller shall have received a certificate with respect to the matters set forth in this Section 8.2(a) signed on behalf of the Purchaser by an authorized officer.

(b) (i) All documents required to have been delivered by the Purchaser to the Seller at or prior to the Closing shall have been delivered, and (ii) all actions required to have been taken by the Purchaser at or prior to the Closing shall have been taken.

(c) The Seller shall have received a legal opinion of Dinse, Knapp & McAndrew, P.C., counsel to the Purchaser, dated the Closing Date and in form and substance reasonably satisfactory to the Seller, as to such matters as shall reasonably be requested by the Seller.

(d) As of the Closing Date, the Seller shall have received from the Purchaser the following documents:

(i) a certificate of existence and good standing of the Purchaser from its state of formation;

(ii) a true and complete copy of the resolutions of the directors of the Purchaser authorizing the execution, delivery and performance of this Agreement, and all instruments and documents to be delivered in connection herewith, and the transactions contemplated hereby by the Purchaser, certified on behalf of the Purchaser by its Secretary or Assistant Secretary;

(iii) a certificate from the Secretary or Assistant Secretary of the Purchaser as to the incumbency and signatures of its officers who will execute documents at the Closing or who have executed this Agreement;

(iv) the Assignment and Assumption Agreement in respect of the Assumed Liabilities; and

(v) such other documents, opinions and certificates that the Seller may have reasonably requested in connection with the consummation of the transactions contemplated by this Agreement.

(e) The Purchaser shall have paid and delivered the Purchase Price, and filed its Amended Certificate of Incorporation, and issued and delivered shares of its Series D Convertible Redeemable Preferred Stock, in accordance with Section 3.2.

8.3 Conditions to the Obligations of the Purchaser. The obligations of the Purchaser to effect the transactions contemplated hereby shall be subject further to the fulfillment of the following conditions, any one or more of which may be waived by the Purchaser in its sole and absolute discretion:

(a) All representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects as of the Closing Date as though made as of such date, except as otherwise contemplated by this Agreement. The Seller shall have performed and complied in all material respects with all its covenants and agreements contained in this Agreement required to be performed and complied with by it at or prior to the Closing. The Purchaser shall have received a certificate with respect to the matters set forth in this Section 8.3(a) signed on behalf of the Seller by an authorized officer.

(b) (i) All documents required to have been delivered by the Seller to the Purchaser at or prior to the Closing shall have been delivered, and (ii) all actions required to have been taken by the Seller at or prior to the Closing shall have been taken.

(c) The Purchaser shall have received a legal opinion of Doherty, Doherty & Adams, LLP, counsel to the Seller, dated the Closing Date and in form and substance reasonably satisfactory to the Purchaser, as to such matters as shall reasonably be requested by the Purchaser.

(d) As of the Closing Date, the Purchaser shall have received from the Seller the following documents and information:

(i) a certificate of existence and good standing of the Seller from its state of organization;

(ii) a true and complete copy of the resolutions of the managers of the Seller authorizing the execution, delivery and performance of this Agreement, and all instruments and documents to be delivered in connection herewith, and the transactions contemplated hereby by the Seller, certified on behalf of the Seller by its Secretary or Assistant Secretary;

(iii) a certificate from the Secretary or Assistant Secretary of the Seller as to the incumbency and signatures of its officers who will execute documents at the Closing or who have executed this Agreement;

(iv) the Bill of Sale in respect of the Assets, and the Assignment and Assumption Agreement in respect of the Assumed Liabilities;

(v) such other documents, opinions and certificates that the Purchaser may have reasonably requested in connection with the proper and effective conveyance of the Assets free and clear of all Liens (excluding the Excluded Assets and except for Permitted Liens), and the consummation of the other transactions contemplated by this Agreement;

(vi) evidence satisfactory to Purchaser establishing the Seller's unencumbered ownership of the tradename "Calyx & Corolla"; and

(vii) complete and timely responses to Seller's due diligence requests.

(e) The Purchaser shall have received (i) a fully executed sublease for the Vero Beach location, contingent upon the consent of the landlord, (ii) a written release of all Liens on any of the Assets, (iii) and any other necessary approvals of third parties.

  No action, suit or proceeding by or before any court or Governmental Authority shall be pending on the Closing Date which, if determined adversely, could reasonably be expected to impair the ability of the Seller to transfer and deliver to the Purchaser the Assets and the Business as contemplated by this Agreement.

ARTICLE IX

SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

9.1 Survival of Representations, Letter of Intent. All representations, warranties, covenants and agreements made by the parties to this Agreement or pursuant hereto shall survive the Closing, but all claims made by virtue of such representations, warranties, covenants and agreements shall be made exclusively under, and subject to the limitations set forth in, this Article IX. The terms of the Letter of Intent shall survive the execution of this Agreement and remain in full force and effect until the Closing.

9.2 Seller's Agreement to Indemnify.

(a) Indemnification. Subject to the limitations, conditions and provisions set forth herein, Seller agrees to indemnify the Purchaser Indemnitees (as defined below) for, and the Purchaser shall be entitled, from and after the Closing Date, to recover from the Seller all demands, claims, actions, losses, damages, liabilities, costs and expenses, including interest, penalties, reasonable costs of investigation and reasonable attorneys' fees, asserted against or incurred by the Purchaser or any of its shareholders, directors, officers, Affiliates, employees and agents (the "Purchaser Indemnitees") (i) resulting from a breach of any covenant, agreement, representation or warranty of Seller contained in this Agreement, and/or (ii) with respect to any Liabilities that the Purchaser does not assume pursuant to the terms of this Agreement (collectively, the "Purchaser Damages"); provided, that Purchaser Damages shall not include any consequential, incidental or indirect damages.

(b) Limitation of Liability. The Purchaser's right to recover any Purchaser Damages from Seller shall be subject to all of the following terms and limitations:

(i) The Purchaser may not recover any Purchaser Damages by reason of a breach of representation or warranty of Seller contained in this Agreement, or by reason of the breach of any covenant required to be performed by the Seller hereunder prior to the Closing Date, unless and until the aggregate amount of such Purchaser Damages exceeds $75,000, and any Purchaser Damages of such nature shall be reimbursed by the Seller only to the extent of such excess over $75,000; provided that such "deductible" shall not be applicable to, and there shall not be counted against such "deductible," the actual payment of any Excluded Liabilities and any Purchaser Damages arising by reason of the breach by the Seller of any covenant to be performed by them subsequent to the Closing.

(ii) The Purchaser Indemnitees may not recover (after giving effect to Section 9.2(b)(i) and 9.2(b)(iv)) Purchaser Damages in an aggregate amount in excess of the Purchase Price.

(iii) The Purchaser Indemnitees shall have the right to recover only those Purchaser Damages as to which the Purchaser has given the Seller written notice within twelve (12) months after the Closing Date, except that: (A) any claim for misrepresentation or breach of warranty under Section 5.13 may be recovered to the extent that the Purchaser has given written notice thereof within three (3) years after the Closing Date; (B) any claim for misrepresentation or breach of warranty under Section 5.12 may be recovered to the extent that written notice thereof has been given within the statute of limitations applicable to the subject Taxes or Tax Returns; and (C) any claim for Purchaser Damages relating to Excluded Liabilities may be recoverable to the extent that the Purchaser has given written notice thereof within four (4) years after the Closing Date. Any written notice delivered by the Purchaser to the Seller pursuant to this subparagraph (iii) shall set forth with reasonable specificity (to the extent known to the Purchaser) the basis of the claim for Purchaser Damages and an estimate (to the extent known to the Purchaser) of the amount thereof.

(iv) All Purchaser Damages shall be computed net of the present value of any income tax benefit resulting therefrom to the Purchaser or any Purchaser Indemnitee or any proceeds paid or payable (net of any taxes payable in respect thereof) to the Purchaser or any Purchaser Indemnitee as a result of any insurance coverage with respect thereto that reduces the Purchaser Damages that would otherwise be sustained.

(c) Conditions of Indemnification. The right of the Purchaser and the other Purchaser Indemnitees to be reimbursed for claims for Purchaser Damages resulting from the assertion of liability by third parties ("Purchaser Claims") shall be subject to the following additional terms and conditions:

(i) Promptly after receiving notice thereof, the Purchaser shall give the Seller written notice of any Purchaser Claims together with a statement of any available information regarding such claim; provided, however, that any failure to give such prompt notice shall not affect the Purchaser Indemnitee's rights hereunder except to the extent such failure shall have prejudiced the Seller with respect to such claim. The Seller shall have the right to undertake the defense thereof by counsel of its own choosing and reasonably satisfactory to the Purchaser. The Purchaser may, by counsel, participate in such proceedings, negotiations or defense, at its own expense, but the Seller shall retain control over such litigation except as hereinafter set forth. In all such cases, the Purchaser shall give reasonable assistance to the Seller, including making employees of the Purchaser available without charge as reasonably requested.

(ii) If within twenty (20) days after receiving notice of any such Purchaser Claim, the Seller fails to notify the Purchaser of its intention to defend, or if the Seller at any time notifies the Purchaser of its decision to abandon the defense, the Purchaser shall (upon further notice to the Seller) have the right, at the Seller's expense, to undertake the defense, compromise or settlement of such Purchaser Claim, subject to the right of the Seller to assume the defense of such Purchaser Claim at any time prior to final settlement, compromise or determination thereof.

(iii) Without the prior written consent of the Purchaser, the Seller shall not enter into any settlement of any Purchaser Claim, if pursuant to or as a result of such settlement (A) injunctive or other equitable relief would be imposed against the Purchaser, or (B) such settlement would lead to liability or create any financial or other obligation on the part of the Purchaser for which the Purchaser is not otherwise obligated or entitled to indemnification hereunder.

9.3 Purchaser's Agreement to Indemnify. The Purchaser hereby agrees, from and after the Closing Date to indemnify, defend and hold the Seller and each of its members, managers, officers, Affiliates, employees and agents harmless from and against all demands, claims, actions, losses, damages, liabilities, costs and expenses, including interest, penalties, reasonable costs of investigation and reasonable attorneys' fees, asserted against or suffered or incurred by any of such Persons (the "Seller Indemnitees") (a) resulting from a breach of any covenant, agreement, representation or warranty of the Purchaser contained in this Agreement, and/or (b) resulting from the failure by the Purchaser to pay or perform when due any of the Assumed Liabilities (collectively, the "Seller Damages"); provided, however, that Seller Damages shall not include any consequential, incidental or indirect damages; and further provided, that the Seller Indemnitees shall have the right to recover only those Seller Damages as to which the Seller has given the Purchaser written notice within twelve (12) months after the Closing Date, except that any claim for Seller Damages arising under Section 9.3(b) may be recovered to the extent the Seller gives written notice thereof within four (4) years after the Closing Date; and further provided, that the Purchaser's obligations under this Section 9.3 shall be subject, mutatis mutandis, to the same qualifications as are provided in Sections 9.2(b)(ii), 9.2(b)(iv) and 9.2(c).

9.4 Remedies. The Purchaser understands and agrees that the Purchaser's right to indemnification and other rights under this Article IX shall, from and after the Closing Date, constitute the Purchaser's sole and exclusive remedy against Seller and its Affiliates with respect to money damages for any claim by the Purchaser or its Affiliates against the Seller arising under or related to this Agreement, the Transaction Agreements or the transactions contemplated hereby. Any payment by or on behalf of the Seller in respect of Purchaser Damages or by or on behalf of Purchaser in respect of Seller Damages shall be treated as an adjustment of the Purchase Price.

ARTICLE X

TERMINATION

10.1 Termination. This Agreement may be terminated prior to the Closing Date:

(a) at any time by mutual written consent of the Seller and the Purchaser;

(b) by the Seller if there has been a material misrepresentation or a material default or breach by the Purchaser with respect to any of the Purchaser's representations and warranties in this Agreement or the due and timely performance of any of the Purchaser's covenants and agreements contained in this Agreement and such misrepresentation, default or breach is not cured at the Closing Date; provided that prompt written notice shall have been given to the Purchaser upon discovery of any such misrepresentation, default or breach (although the failure to give such notice shall not affect or impair the termination right hereunder);

(c) by the Purchaser if there has been a material misrepresentation or a material default or breach by the Seller with respect to the Seller's representations and warranties in this Agreement or the due and timely performance of any of the Seller's covenants and agreements contained in this Agreement, and such misrepresentation, default or breach is not cured at the Closing Date; provided that prompt written notice shall have been given to the Seller upon discovery of any such misrepresentation, default or breach (although the failure to give such notice shall not affect or impair the termination right hereunder);

(d) by either the Seller or the Purchaser if the Closing shall not have occurred on or before September 15, 2003 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 10.1(d) shall not be available to any party whose failure to fulfill any covenant or agreement under this Agreement (including those covenants and agreements in Section 7.4) has to any extent been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date;

(e) by either the Seller or the Purchaser if any Governmental Authority shall have issued an order, decree or ruling or taken any other action (which the Purchaser and the Seller shall have used reasonable commercial efforts to resist, resolve or lift, as applicable, in accordance with Section 7.4) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 10.1(e) shall not be available to any party whose failure to comply with Section 7.4 has to any extent been the cause of such action or inaction; and

(g) by either the Seller or the Purchaser on August 31, 2003 if, prior to such date, Seller has not received the consent of its secured lender with respect to the transactions pursuant to this Agreement.

10.2 Procedure and Effect of Termination or Failure to Close.

(a) In the event of termination of this Agreement and abandonment of the transactions contemplated hereby pursuant to Section 10.1, prompt written notice thereof shall be given to the non-terminating party and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein:

(i) All further obligations of the parties hereunder shall terminate, except the obligations contained in Sections 7.6(a) 7.6 (c), 10.2 and 11.1 shall survive; and

(ii) All filings, applications and other submissions relating to the transactions contemplated by this Agreement shall, to the extent practicable, be withdrawn from the agency or Person to which made.

(b) Upon termination of this Agreement, none of the parties hereto shall have any further obligation to any other party under this Agreement unless such termination was the result of an intentional breach by a party of any representation, warranty, covenant or other provision of this Agreement (which includes the failure or inability of the Purchaser to pay the purchase price pursuant to Section 3.1) or an intentional act or omission by a party that resulted in the breach of any representation, warranty, covenant or other provision of this Agreement, in which case the other party hereto shall be entitled to seek any remedy to which such other party may be entitled at law or in equity for such violation or breach of this Agreement.

ARTICLE XI

MISCELLANEOUS PROVISIONS

11.1 Expenses. Whether or not the transactions contemplated hereby are consummated, (a) all filing fees and other out-of-pocket costs required to be paid to obtain any consent required of any Person to consummate the transactions contemplated hereby will be borne by Seller, and (b) except as otherwise provided herein, all other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the preparation and execution of this Agreement and performance of the transactions contemplated hereby, and all fees and expenses of investment bankers, finders, brokers, agents, representatives, consultants, counsel and accountants will be paid by the party incurring such costs and expenses.

11.2 Further Assurances. Subject to the terms and conditions of this Agreement, each of the parties hereto will use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

11.3 Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement signed by the Seller and the Purchaser.

11.4 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section.

11.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered by hand or by facsimile transmission or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof):

(a) If to the Seller, to:

c/o EQUITY RESOURCE PARTNERS, LLC

1655 27th Street, Suite 2

Vero Beach, Florida 32960

Attention: Andrew W. Williams

Facsimile: (772) 299-1208

With copies to:

Doherty, Doherty & Adams, LLP

1717 St. James Place, Suite 520

Houston, TX 77056

Attention: Patrick Doherty

Facsimile: (713) 572-1001

(b) If to the Purchaser, to:

THE VERMONT TEDDY BEAR CO., INC.

6655 Shelburne Road

Shelburne, VT 05482

Attention: Elisabeth Robert

Facsimile: (802) 985-1304

With copies to:

Dinse, Knapp & McAndrew, P.C.

209 Battery Street

P.O. Box 988

Burlington, VT 05402-0988

Attention: Spencer R. Knapp

Facsimile: (802) 864-1603

11.6 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of each other party.

11.7 Governing Law. The execution, interpretation and performance of this Agreement shall be governed by the internal laws and judicial decisions of the State of Vermont, without giving effect to conflicts of laws principles.

11.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by fax with the same binding effect as original ink signatures.

11.9 Severability. If any provision of this Agreement, or the application thereof to any Person(s) or circumstance(s), shall be held by a court of competent jurisdiction to be contrary to law, invalid or unenforceable to any extent or in any respect, then such provision shall be deemed to be amended, modified and reduced in scope and effect, only to that extent necessary to render same valid and enforceable, and all other provisions of this Agreement shall be unaffected and shall remain in full force and effect.

11.10 Parties in Interest. Nothing in this Agreement, express or implied, other than as otherwise specifically provided herein, is intended to or shall confer upon any Person other than the parties hereto any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

11.11 Bulk Sales. The parties to this Agreement hereby waive compliance with any applicable bulk sales law and any other similar laws in any applicable jurisdictions in respect of the transactions contemplated by this Agreement.

11.12 Entire Agreement. This Agreement, including the Exhibits and Schedules hereto and the documents delivered pursuant to this Agreement, and the outstanding confidentiality agreement between Seller and the Purchaser, embody the entire agreement and understanding of the parties hereto in respect of the subject matter hereof. The Exhibits and Schedules hereto are an integral part of this Agreement and are incorporated by reference herein. Each party acknowledges that no other party has made any, or makes any, promises, representations, warranties, covenants or undertakings, other than those expressly set forth herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to the transactions contemplated by this Agreement.

IN WITNESS WHEREOF, the Seller and the Purchaser have caused this Agreement to be signed on their respective behalf by their respective duly authorized officers as of the date first above written.

SELLER:

EQUITY RESOURCE PARTNERS, LLC

By:

--------------------------------

Name: Andrew W. Williams

Title: President/CEO

EQUITY RESOURCE HOLDINGS, LLC

By:

--------------------------------

Name: Andrew W. Williams

Title: President/CEO

PURCHASER:

THE VERMONT TEDDY BEAR CO., INC.

By:

--------------------------------

Name: Elisabeth B. Robert

Title: President/CEO